Exhibit 10.3
ADDENDUM No. 1
dated 16th May 2011
to a Drillship Master Agreement dated November 22, 2010
as novated by a Novation Agreement dated December 30, 2010
(“the Drillship Master Agreement”)
This Addendum No. 1 is made on this 16th day of May 2011 by and between
1)	SAMSUNG HEAVY INDUSTRIES CO. LTD, a corporation of Korea, having its registered office at 34th floor, Samsung Life Insurance Seocho Tower 1321-15 Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857 (hereinafter referred to as “Samsung”); and

2)	OCEAN RIG UDW INC. of Majuro, Marshall Islands, which maintains a shipping office at 80 Kifisias Avenue, GR-15125 Marousi, Athens, Greece (hereinafter “Ocean Rig”)
WHEREAS:
(A)	by the Drillship Master Agreement, among others it was agreed for the Company to have a contractual right until 22 November 2011 to order to Samsung the construction of four (4) drillships at the price and specifications set out therein and for the other terms and conditions set out therein.

(B)	Ocean Rig has paid an aggregate amount of USD 99,024,000 to Samsung as a non-refundable prepayment in respect of the four option drillships to be ordered pursuant to above Drillship Master Agreement;

(C)	Samsung have agreed to (i) grant to Ocean Rig an even better delivery position in relation to the 4th drillship mentioned in the Drillship Master Agreement (ii) extend the contractual right of Ocean Rig to exercise the purchase option of the 4th drillship until 31st January 2012 (iii) to grant Ocean Rig the contractual right to enter into up to two additional contracts (together the “Contracts”, and each a “Contract”) whereby Samsung shall construct and Ocean Rig (or its nominated subsidiaries, whose performance shall be guaranteed by Ocean Rig) shall purchase up to two additional drillships (together the “Additional Drillships”, each a “Additional Drillship”) on the same contract terms, conditions and specification as for hull no. 2013 (“HN2013”) which is being constructed by Samsung and purchased by Drillship Skyros Owners Inc. pursuant to a contract dated 27th April 2011 (as supplemented, amended, changed or modified as agreed from time to time, (the “HN2013 Contract”).
NOW THEREFORE, the parties hereto hereby agree as follows:
1.	Effective Date

This Agreement shall become effective upon the date of this Agreement as recorded above (the “Effective Date”).
P/4 Optional Drillships/ Addendum No. 1

The Contract(s) for each Additional Drillship shall become effective upon the date that each Contract is signed, or otherwise in accordance with the terms of each Contract.

2.	The Construction of the Drillships

Samsung shall, on a turn key basis in accordance with and subject to the terms and conditions of the Contract to be made based on HN2013 Contract with logical amendments and Specifications, design, construct, launch, equip, test, commission, complete and deliver, and Ocean Rig shall arrange for a respective number of its subsidiary companies to purchase, the Additional Drillships, each to be constructed on the same contract terms, conditions and specification as for HN2013 and the HN2013 Contract, and the provisions of the HN2013 Contract shall apply mutatis mutandis (with logical amendments thereto to each of the Contracts).

3.	Contract Price

The price payable by Ocean Rig to Samsung for each Additional Drillship (the “Contract Price”) shall be determined by the parties on or before the date of signing each shipbuilding contract for the Additional Drillship.

4.	The Purchase Right(s)

Samsung hereby grants Ocean Rig a contractual right until 31st January 2012 to purchase the 4th Drillshp mentioned in the Drillship Master Agreement as well as the Additional Drillship(s) for the Contract Price (as provided for in Clause 3 above) and for delivery on the Delivery Date(s) set out in Clause 5 below, subject to the other terms and conditions herein.

Ocean Rig may exercise its right to purchase each Additional Drillship by giving notice in writing to Samsung.

Ocean Rig shall not be obliged to proceed to purchase all two Additional Drillships and may purchase one or two Additional Drillship(s) in accordance with their requirements. Ocean Rig shall not be required to exercise its contractual right at the same time, but shall in any event be required to exercise such right on or before 31st January 2012.

Such written notice shall be irrevocable and shall oblige Samsung as sellers and Ocean Rig through its nominated subsidiary company (whose performance shall be guaranteed by Ocean Rig) as buyers to enter into a Contract on the same terms as the HN2013 Contract mutatis mutandis, with logical amendments thereto to incorporate the terms of this Agreement.

5.	Delivery Date(s)
a)	The new delivery date(s) of the 4th Drillship mentioned in the Master Agreement are set out in the table below and shall depend upon the date upon which Ocean Rig shall have exercised its right to proceed with this Contract:

Option Exercise Date	Prior to 30 Sept 2011	Prior to 30 Nov 2011	Prior to 31 Jan 2012
Vessel	Delivery Date	Delivery Date	Delivery Date
4th Drillship	1st quarter 2014	2nd quarter 2014	3rd quarter 2014
The delivery date(s) of each Additional Drillship are set out in the table below and shall depend upon which Ocean Rig shall have exercised its right to proceed with each Contract:

Option Exercise Date	Prior to 30 Sept 2011	Prior to 30 Nov 2011	Prior to 31 Jan 2012
Vessel	Delivery Date	Delivery Date	Delivery Date
5th Drillship	2nd quarter 2014	3rd quarter 2014	TBA
6th Drillship	3rd quarter 2014	TBA	TBA
Where the delivery date(s) are not recorded in the above table, such delivery dates shall be determined by Samsung at its reasonable discretion declaring the earliest available date(s) based on their production schedule, always acting in good faith when doing so.

6.	Payment of the Contract Price

Subject to Clause 3 above, Ocean Rig shall pay a Contract Price to be determined by the parties on the date of signing of each Contract as follows:
6.1	Ocean Rig shall pay 35% of the Contract price in respect of each Additional Drillship upon the signing of each Contract and provision of original of a Refundment Guarantee from a first class reputable Korean Bank for the above amount;

6.2	Ocean Rig shall pay the balance thereof, together with any adjustment(s) of the Contract Price in accordance with Clause 3 hereof, in respect of each Additional Drillship upon the delivery of each Vessel.
7.	Confidentiality

The Parties hereto undertake to keep the existence of this Agreement and the terms hereof strictly confidential, and shall not disclose same to any third parties without express prior written consent from the other party unless disclosing party demonstrates that such disclosure is required to comply with the applicable laws and regulations.
Save as amended and restated by this Addendum No. 1 the provisions of the Master Agreement shall continue in full force and effect and the Master Agreement and this Addendum No. 1 shall be read and construed as one instrument

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of			For and on behalf of the Builder
OCEAN RIG UDW INC			SAMSUNG HEAVY INDUSTRIES CO., LTD.

By:	/s/ IRAKLIS SBAROUNIS		By:	/s/ TONY T. N. KIM
	IRAKLIS SBAROUNIS			TONY T. N. KIM
	Title:	ATTORNEY-IN-FACT		Title:	ATTORNEY-IN-FACT

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